Citadel LLC
131 S. Dearborn Street
Chicago, IL 60603

August 8, 2011

By Overnight Mail and Electronic Mail

Steven J. Freiberg
Chief Executive Officer and Interim Chairman
E*TRADE Financial Corporation
1271 Avenue of the Americas, 14th Floor
New York, New York 10020-1302

Dear Steve:

We are writing in response to your announcement today that the E*TRADE Board has reconsidered its prior decisions and is undertaking a new strategic review process.

We trust this new process, involving all Directors, will be more transparent and objective, and look forward to the Board and its advisor, Goldman, Sachs & Co., working quickly to fulfill this crucial mandate.

In light of the steps announced today, we believe it is appropriate to suspend further shareholder action at this time, including our request for a special meeting of E*TRADE’s shareholders.

We await the conclusion of the review and remain committed to increasing shareholder value.

Very truly yours,

Citadel LLC

By:	/s/ Adam C. Cooper
Name:	Adam C. Cooper
Title:	Senior Managing Director and
Chief Legal Officer